DEMAND PROMISSORY NOTE

$7,260.00

November 06, 2009

FOR VALUE RECEIVED, the undersigned Dragon Beverage, Inc. ("Payor"), promises to pay to the order of _Panos Industries, LLC. ("Holder"), on demand, at such address as may be designated in writing by Holder of this Note, the principal amount of Seven Thousand Two Hundred Sixty Dollars ($7,260.00) together with interest on the unpaid principal amount from November 06,2009 at the rate often percent (10%) per annum; disbursed monthly.

All payments of principal, interest or other amounts payable on or in respect of this Note shall be made in lawful currency of the United States of America in immediately available funds, to the Holder, unless otherwise directed in writing by Holder.

Any waiver of any payment due hereunder or the acceptance by the Holder of partial payments hereunder shall not, at any other time, be taken to be a waiver of the terms of this Note or any other agreement between the Payor and the Holder.

Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

This Note shall be governed by and interpreted in accordance with the laws of the State of
Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Dragon Beverage, Inc. By: /s/ Michael Vincent Its: CEO	Panos Industries, LLC. By: /s/ Edward Panos Its: GM